BOSTON PRIVATE BANK & TRUST COMPANY

2014 FIRST HALF STATEMENT OF FINANCIAL CONDITION

2014 FIRST HALF HIGHLIGHTS
BOSTON PRIVATE ACQUIRES BANYAN PARTNERS

On July 16, 2014, Boston Private Financial Holdings and Boston Private Bank announced the signing of an agreement to acquire Banyan Partners, LLC, a leading independent registered investment advisory firm with over $4.3 Billion in client assets, headquartered in Palm Beach Gardens, Florida. Boston Private Bank will establish a new, wholly owned subsidiary that will combine its existing wealth management business with that of Banyan Partners.

Joining forces allows us to leverage even deeper investment expertise, to deliver unrivaled innovative and contemporary wealth management services which will further complement our trust service offerings, and to continue Boston Private Bank's tradition of personalized services to private clients. Once the transaction closes, which is expected to be in the fourth quarter of this year, we will be joined by a seasoned team of executives, advisors, and portfolio managers from Banyan Partners who have consistently delivered superior service to their clients.

BANYAN ACQUISITION

expected to increase total AUM to

$9 BILLION

EXPANDED EXPERTISE AND MARKETS

The Banyan acquisition will provide deeper expertise and broader asset classes and investment options, with additional offices in Palm Beach Gardens, Miami, Naples, Madison and Dallas.

Established a new Wealth Management office in

BEVERLY HILLS

and expanding to a full service office by early 2015

Held our inaugural

PRIVATE PARTNERSHIP CFO CONFERENCE

on Cape Cod

BOSTON PRIVATE BANK & TRUST COMPANY

2014 FIRST HALF STATEMENT OF FINANCIAL CONDITION

FINANCIAL HIGHLIGHTS AS OF JUNE 30, 2014

- Net income ended at $34.1 million, up 3% from the same time last year.
- Assets under management totaled $4.7 billion, up 14%.
- Total balance sheet assets were $6.2 billion, up 7%.
- Deposits were $5.0 billion, up 8%.
- The total loan portfolio was $5.1 billion, up 6%.
- Capital remained strong, with the Bank's Tier I Leverage Capital Ratio staying level at 9.48%.

Boston Private Bank & Trust Company

CONDENSED BALANCE SHEETS

(Unaudited) *($ In Thousands)*	June 30, 2014	2013
ASSETS		
Cash & Short-Term Investments	$134,759	$63,294
Investment Securities	804,180	710,287
Loans Held for Sale	2,841	12,414
Commercial and Construction Loans	2,813,786	2,625,546
Mortgage Loans	2,039,072	1,938,368
Home Equity and Other Loans	253,193	274,614
Total Loans	5,106,051	4,838,528
Less: Allowance for Loan Losses	74,547	80,800
Net Loans	5,031,504	4,757,728
Other Assets	230,152	239,898
Total Assets	$6,203,436	$5,783,621
LIABILITIES & SHAREHOLDER'S EQUITY		
Demand Deposits	$1,323,699	$1,166,770
NOW Accounts	517,366	428,122
Savings & Money Market	2,533,316	2,377,921
Certificates of Deposit	628,831	655,141
Total Deposits	5,003,212	4,627,954
Borrowings	553,913	540,406
Other Liabilities	50,200	51,014
Total Liabilities	5,607,325	5,219,374
Shareholder's Equity	596,111	564,247
Total Liabilities & Shareholder's Equity	$6,203,436	$5,783,621

Boston Private Bank & Trust Company

CONDENSED STATEMENTS OF INCOME

(Unaudited) *($ In Thousands)*	Six Months Ended June 30, 2014	2013
Interest Income	$104,009	$103,360
Interest Expense	11,368	12,993
Net Interest Income	92,641	90,367
Provision for Loan Losses	(6,200)	(2,000)
Net Interest Income after Provision	98,841	92,367
Investment Management Fees	14,004	13,274
Banking Fees and Other Income	6,182	16,224
Operating Expenses	66,814	71,139
Income Before Income Taxes	52,213	50,726
Income Taxes	18,105	17,709
Net Income	$34,108	$33,017

Boston Private Bank & Trust Company

SELECTED FINANCIAL DATA

(Unaudited) *($ In Thousands)*	At and for the Six Months Ended June 30, 2014	2013
Assets Under Management	$4,716,000	$4,126,000
Return on Average Equity	11.70%	11.92%
Net Interest Margin (FTE)	3.16%	3.21%
Allowance for Loan Losses/ Total Loans	1.46%	1.67%
Tier I Leverage Capital Ratio	9.48%	9.47%

Member FDIC Investments are not FDIC insured, are not a deposit, have no bank guarantee, and may lose value.